EXHIBIT 99

For Immediate Release

February 9, 2004

ILX RESORTS REPORTS EARNINGS AND ONE-TIME CHARGE

Phoenix, Arizona - February 9, 2004 - ILX RESORTS INCORPORATED (AMEX: ILX), a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States announced today an 8.8% increase in net income from continuing operations for the fourth quarter of 2003.  The increase in net income from continuing operations for the quarter to $510,000 in 2003 from $469,000 in 2002 and in basic and fully diluted earnings per share to $0.17 in 2003 from $0.16 in 2002 were achieved on revenue of 2% less for the quarter than prior year.  Revenue for the twelve months ended December 31, 2003 of $65 million was 10.8% greater than 2002.

For the year ended December 31, 2003, net income from continuing operations was $2.8 million and basic and fully diluted earnings per share from continuing operations were $0.93 and $0.91, as compared to net income of $2.7 million, $0.91 and $0.88 in 2002 excluding the gain on a sale leaseback transaction in the first quarter, and $3.1 million, $1.03 and $1.00 including that transaction.

“The fourth quarter reflects the expected decrease in sales from the relocation and reduction in scale of our Las Vegas sales office in late September,” said Joe Martori, Chairman and CEO.  “We are pleased to report that sales and marketing expenses as a percentage of sales of vacation ownership interests showed an immediate improvement following the change.  We are working toward further reductions in expenses in the first quarter of 2004 as cost savings of the transition are fully realized.”

The Company also reported in the fourth quarter a one-time charge to earnings of $1.8 million for the write down of its investment in the discontinued operations of Greens Worldwide Incorporated.  The basic and fully diluted loss per share from discontinued operations for the three and twelve months ended December 31, 2003 were $0.62 and $0.61 and $0.63 and $0.62, respectively.

“While we are disappointed that the Greens Worldwide concept did not experience the results contemplated in its business plan, the cessation in the fourth quarter of its operations, which had commenced in July 2003, and the write down of ILX’s investment does not impact our ongoing operations,” said Joe Martori.

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX’s portfolio of world-class properties includes six resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico; land adjacent to an existing resort in northern Arizona and 44 acres of land one mile from the Las Vegas Strip, to both of which parcels the Company holds development rights.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company’s control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company’s need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, pending litigation and other risks detailed in ILX’s Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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